UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 28, 2014

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA		94089
(Address of principal executive offices)		(Zip Code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

James Post, Cepheid’s Executive Vice President, North American Commercial Operations, is transitioning out of Cepheid effective October 29, 2014.

(c)

On October 28, 2014, Cepheid’s Board of Directors promoted Warren Kocmond, 55, previously Executive Vice President, Global Operations, to Executive Vice President and Chief Operating Officer, the principal operating officer of the company, effective immediately.

Mr. Kocmond joined Cepheid as Executive Vice President, Global Operations in May of 2013. Prior to joining Cepheid, Mr. Kocmond served as Vice President of Global Operations at Lam Research Corporation, a water fabrication equipment and services supplier, from February 2012 until April 2013, where he was responsible for globally dispersed operations including a multi-billion dollar supply chain. From August 2009 until October 2011, Mr. Kocmond served as Executive Vice President of Global Operations and Quality at Verigy, Ltd., now a wholly owned subsidiary of Advantest Corp., a provider of semiconductor automatic test equipment. Mr. Kocmond served as the Chief Operating Officer of Electroglas, Inc., a supplier of semiconductor manufacturing equipment and software, from May 2008 until February 2009 when he was promoted to Chief Executive Officer and served in that role until July 2009. Prior to that, from May 2007 until May 2008, Mr. Kocmond served as the Senior Vice President of Global Operations for Affymetrix, Inc., a manufacturer of DNA microarrays.

In connection with Mr. Kocmond’s promotion, his annual base salary was increased to $450,000 and he was granted 10,000 restricted stock units (“RSUs”) pursuant to Cepheid’s 2006 Equity Incentive Plan and the notice of RSU award and award agreement. The RSUs will vest at the rate of 25% on the one-year anniversary of grant and an additional 1/16th of the RSUs at the end of each three-month period thereafter, so long as Mr. Kocmond remains employed by Cepheid.

Mr. Kocmond’s offer letter and change of control retention and severance agreement, filed as Exhibits 10.1 and 10.2, respectively, to Cepheid’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2013, remain unchanged.

Item 8.01	Other Events

On October 28, 2014, Cepheid’s Board of Directors promoted Peter Farrell, 49, previously Executive Vice President, International Commercial Operations, to Executive Vice President, Worldwide Commercial Operations, effective immediately. In addition to his prior responsibilities as Executive Vice President, International Commercial Operations, Mr. Farrell assumes immediate responsibility for North American Commercial Operations, including the previously announced planned expansion of the U.S. sales organization from approximately 40 representatives today to a projected 70 representatives by the end of 2015.

Mr. Farrell joined Cepheid as Executive Vice President, International Commercial Operations in June 2014. Prior to joining Cepheid, Mr. Farrell served as Divisional Vice President and General Manager at Abbott Point of Care, a division of Abbott Laboratories and a developer of handheld point of care testing products, from January 2012 until January 2014. From June 2006 until December 2011, Mr. Farrell served as the Divisional Vice President, Commercial Operations for Abbott Point of Care.

The descriptions of the planned expansion of Cepheid’s U.S. sales organization in this Current Report on Form 8-K are forward-looking statements that are not purely historical regarding Cepheid’s expectations and strategies for the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from anticipated results as a result of many factors, including Cepheid’s ability to hire, train and retain a sufficient number of qualified sales employees, Cepheid’s ability to successfully expand and effectively manage increased sales operations, and changes in Cepheid’s operating plan and sales budget. These forward looking statements are made as of the date of this Current Report on Form 8-K, based on information currently available to Cepheid, and Cepheid neither undertakes nor assumes any obligation to update any of the forward-looking statements or to conform these forward-looking statements to actual results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: October 29, 2014	By:	/s/ Andrew D. Miller
Name: Andrew D. Miller
Title: Executive Vice President, Chief Financial Officer